Exhibit 5.1

200 Clarendon Street Boston, Massachusetts 02116 Tel: +1.617.948.6000 Fax: +1.617.948.6001 www.lw.com FIRM / AFFILIATE OFFICES
	Austin	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
January 21, 2022 Aziyo Biologics, Inc. 12510 Prosperity Drive, Suite 370 Silver Spring, MD 20904	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re: Registration Statement on Form S-3; 3,301,881 shares of Class A Common Stock, par value $0.001 per share

To the addressees set forth above:

We have acted as special counsel to Aziyo Biologics, Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement (as defined below) of 3,301,881 shares (the “Shares”) of Class A common stock, $0.001 par value per share (“Class A Common Stock”). The Shares include (a) 2,122,637 outstanding shares (the “Class A Shares”) of Class A Common Stock and (b) 1,179,244 shares (the “Conversion Shares”) of Class A Common Stock issuable upon conversion of outstanding shares (the “Class B Shares”) of Class B common stock, par value $0.001 per share. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 21, 2022 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

January 21, 2022

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.            The issue of the Class A Shares has been duly authorized by all necessary corporate action of the Company, and the Class A Shares are validly issued, fully paid and nonassessable.

2.            The issue of the Conversion Shares has been duly authorized by all necessary corporate action of the Company, and when the Conversion Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders thereof, and have been issued by the Company upon conversion of the Class B Shares, the Conversion Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ LATHAM & WATKINS LLP